NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 5, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 29, 2006 (Saturday), the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Telefonica Moviles, S.A. and Telefonica S.A. became effective on July 29, 2006 (Saturday). Each American Depositary Share (Each representing one Ordinary Share) was converted into Four American Depositary Shares (Each representing three shares of Capital Stock) or 0.26666667 of an ADS of Telefonica S.A. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 31, 2006.